Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Kevin McGrath, Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
Misonix Reports Third Quarter and Nine Months Fiscal 2011 Financial Results
FARMINGDALE, NY — May 10 , 2011 — Misonix, Inc. (NASDAQ: MSON), a medical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications, today reported financial results for the third fiscal quarter and nine months ending March 31, 2011. Michael A. McManus Jr., President and Chief Executive Officer, and Richard Zaremba, Senior Vice President and Chief Financial Officer, will host a conference call Tuesday, May 10, 2011 at 11:30 am to discuss the Company’s third quarter and nine month results.
The Company also reported the following financial and operational achievements:
•	8.5% and 13% increase in revenue for the three and nine months ending March 31, 2011, respectively, compared with the same period ending March 31, 2010.

•	Medical device products revenue increased 20% and 21% for the three and nine months ending March 31, 2011, respectively, compared with the same period ending March 31, 2010.

•	Gross profit as a percentage of revenue was 52.1% and 52.6% for the three and nine months ending March 31, 2011, respectively.
Revenue for the three months ended March 31, 2011 was $3.6 million, an 8.5% increase when compared with $3.3 million for the same period in fiscal 2010. Medical device products sales increased $518,000 or 19.7% to $3.2 million and laboratory and scientific product sales decreased $238,000 to $440,000 for the three months ended March 31, 2011. The increase in medical device products sales was primarily attributable to sales of the Company’s AutoSonix™, Wound Debrider and Neuroaspirator products.
Gross profit as a percentage of sales (gross profit percentage) was 52.1% for the three months ended March 31, 2011 compared to 51.8% for the three months ended March 31, 2010. Gross profit percentage for medical device products sales was 55.7% for the three months ended March 31, 2011 compared to 57.7% for the three months ended March 31, 2010. Gross profit percentage for medical device products sales was unfavorably impacted in the three months ended March 31, 2011 by the sale of the higher cost Neuroaspirator products purchased from Aesculap, Inc. in October 2010. Gross profit for laboratory and scientific product sales decreased to 26.5% for the three months ended March 31, 2011 from 29.1% for the three months ended March 31, 2010 primarily due to reduced sales volume.

The Company reported a pre-tax loss from continuing operations of $396,000 for the three months ended March 31, 2011 compared with a pre-tax income of $416,000 for the same period in fiscal 2010 which included a one-time gain from the recovery of the company’s Focus Surgery, Inc. investment of $693,000. The Company reported a net loss for the three months ended March 31, 2011 of $531,000 or $0.08 per share including a loss of $131,000 from discontinued operations inclusive of $172,000 of legal expenses incurred to defend Misonix in the Puricore matter compared to a net loss of $281,000 or $0.04 per share including a loss of $491,000 from discontinued operations for the three months ended March 31, 2010.
Revenue for the nine months ended March 31, 2011 was $10.3 million, a 13% increase when compared with $9.1 million for the same period in fiscal 2010. Medical device products sales increased $1.5 million or 21% to $8.6 million and laboratory and scientific product sales decreased $293,000 to $1.7 million.
Gross profit percentage increased to 52.6% for the nine months ended March 31, 2011 from 46.6% for the same period in fiscal 2010.
The Company reported a pre-tax loss from continuing operations of $1.8 million for the nine months ended March 31, 2011 compared to a loss of $1.6 million for the same period in fiscal 2010. The Company reported a net loss for the nine months ended March 31, 2011 of $2.1 million or $0.30 per share which included a loss from discontinued operations of $278,000 inclusive of legal expenses of $172,000 incurred to defend Misonix in the Puricore matter compared to a net loss of $1.4 million or $0.20 per share which included income from discontinued operations of $203,000 for the nine months ended March 31, 2010.
Commenting on Misonix’s financial and operating results, Michael A. McManus Jr., President and Chief Executive Officer, said, “During the third quarter and nine months of fiscal year 2011, we stayed on course with strong revenue growth and a continued improvement in gross profit margin. Our solid growth in revenues highlights the success of our distribution channel strategy implemented in fiscal 2010 and 2011 to establish our 75 person direct sales force in the U.S., substantially expand our relationships with international distributors, and transition certain marketing partner relationships to non-exclusive distribution. We have started to see the benefit of the direct sales of our Neuroaspirator business both in terms of increased revenue and margin. Our BoneScalpel™ was introduced recently into the Maxiofacial surgery market and we expect to announce shortly the launch of the SonicOne® into the operating room for surgical debridement. We are very enthusiastic about these new markets and both products will be sold throughout the world exclusively by our own sales organization.
“On the operational front, two of our key initiatives have been to drive a relentless focus on cost management while continuing to provide best-in-class quality products. Our cost reduction efforts have lowered our general and administrative expenses by approximately $500,000 from the prior year nine month results. We were able to achieve these cost reductions while increasing brand awareness for our medical devices through direct sales efforts. Although these efforts had some impact on our bottom line in the third quarter, we believe these investments in our future will contribute to sales growth and bolster our bottom line in fiscal year 2012 as we continue build on our solid base of business.

“Our financial position remains strong, and we are encouraged to see continuing top-line momentum. With the financial flexibility enabled by our realignment and divestiture of non-core assets, we have the resources to grow as a leading provider of ultrasound surgical devices, as well as make strategic growth investments in complementary medical device products or technology. We are optimistic about the prospects for our business as we gain traction in the international markets and our direct distribution channel in the U.S. continues to strengthen. As our markets continue to recover and our distribution channel strategy takes hold, we believe Misonix is well-positioned with a strong brand and broad suite of innovative ultrasound medical device products that deliver excellent outcomes for patients and surgeons.”
Conference Call:
Misonix management will host a conference call and webcast on Tuesday, May 10, 2011 at 11:30 am to discuss third quarter results.
Shareholders and other interested parties may participate in the conference call by dialing (800) 561-2601 (domestic) or (617) 614-3518 (international) and entering access 51509337, a few minutes before the start of the call. A simultaneous webcast will be available via Misonix’s website at www.misonix.com. The call will be archived on the company’s website for at least 90 days.
A recording of the live-call will be available approximately 2 hours after the event through May 17, 2011. The dial-in number to listen to the recording is (888) 286-8010 (domestic) or (617) 801-6888 (international). The replay access code is 66431203.
About Misonix:
Misonix, Inc. designs, manufactures and markets therapeutic ultrasonic medical devices. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.
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MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	March 31,	June 30,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$7,584,475	$9,900,605
Accounts receivable, less allowance for doubtful accounts of $109,070 and $123,346, respectively	1,859,026	2,335,653
Inventories, net	3,909,943	2,699,717
Prepaid expenses and other current assets	501,622	515,427
Note receivable	210,000	1,075,105

Total current assets	14,065,066	16,526,507

Property, plant and equipment, net	922,285	500,215
Goodwill	1,701,094	1,701,094
Other assets	2,189,232	1,730,339

Total assets	$18,877,677	$20,458,155

Liabilities and stockholders’ equity
Current liabilities:
Notes payable	$—	$177,679
Accounts payable	1,293,455	888,654
Accrued expenses and other current liabilities	1,132,039	1,000,523

Total current liabilities	2,425,494	2,066,856

Capital lease obligations	2,666	14,274
Deferred income	192,314	250,739
Deferred lease liability	9,830	—

Total liabilities	2,630,304	2,331,869

Commitments and contingencies

Stockholders’ equity:
Capital stock, $0.01 par value — shares authorized 20,000,000; 7,079,169 issued and 7,001,369 outstanding, respectively	70,792	70,792
Additional paid-in capital	25,709,294	25,502,717
Accumulated deficit	(9,120,289)	(7,034,799)
Treasury stock, 77,800 shares	(412,424)	(412,424)

Stockholders’ equity	16,247,373	18,126,286

Total liabilities and stockholders’ equity	$18,877,677	$20,458,155

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net sales	$3,593,154	$3,313,131	$10,274,831	$9,092,322

Cost of goods sold	1,720,037	1,596,264	4,877,847	4,860,539

Gross profit	1,873,117	1,716,867	5,396,984	4,231,783

Selling expenses	1,079,267	671,213	3,098,967	2,649,699
General and administrative expenses	1,007,051	1,021,476	3,334,338	3,824,640
Research and development expenses	414,342	441,093	1,303,121	1,387,133

Total operating expenses	2,500,660	2,133,782	7,736,426	7,861,472

Operating loss from continuing operations	(627543.00)	(416915.00)	(2339442.00)	(3629689.00)

Total other income	231,421	832,683	577,693	1,050,217

(Loss) income from continuing operations before income taxes	(396,122)	415,768	(1,761,749)	(2,579,472)

Income tax (benefit)	4,000	206,242	46,100	(976,435)

Net (loss) income from continuing operations	(400,122)	209,526	(1,807,849)	(1,603,037)

Discontinued operations:
Net (loss) income from discontinued operations, net of income tax expense of $0,($111,763), $0 and $358,634	(131,356)	(258,850)	(277,641)	506,367
Net loss from sale of discontinued operations, net of income tax expense of $0, $0, $0 and $957,937	—	(257,029)	—	(369,848)
Noncontrolling interest in discontinued operations net of income taxes	—	24,861	—	66,201

Net (loss) income from discontinued operations	(131,356)	(491,018)	(277,641)	202,720

Net loss attributable to Misonix, Inc. shareholders	$(531,478)	$(281,492)	$(2,085,490)	$(1,400,317)

Net (loss) income per share from continuing operations attributable to Misonix, Inc. shareholders-Basic	$(0.06)	$0.03	$(0.26)	$(0.23)
Net (loss) income per share from discontinued operations-Basic	(0.02)	(0.07)	(0.04)	0.03
Net loss per share attributable to Misonix, Inc. shareholders-Basic	$(0.08)	$(0.04)	$(0.30)	$(0.20)

Net (loss) income per share from continuing operations attributable to Misonix, Inc. shareholders-Diluted	$(0.06)	$0.03	$(0.26)	$(0.23)
Net (loss) income per share from discontinued operations-Diluted	(0.02)	(0.07)	(0.04)	0.03
Net loss per share attributable to Misonix, Inc. shareholders-Diluted	$(0.08)	$(0.04)	$(0.30)	$(0.20)

Weighted average common shares-basic	7,001,369	7,001,369	7,001,369	7,001,369

Weighted average common shares-diluted	7,001,369	7,038,385	7,001,369	7,001,369